Exhibit 99.1

New York Community Bancorp, Inc. Reports 3Q 2016 Diluted Earnings Per Share of $0.26

Board of Directors Declares $0.17 per Share Quarterly Cash Dividend

Third Quarter 2016 Highlights

  Strong Earnings and Returns:
    The Company generated 3Q 2016 earnings of $125.3 million, providing a 1.02% return on average assets and an 8.24% return on average stockholders’ equity.
    The 3Q 2016 returns on average tangible assets and average tangible stockholders’ equity were 1.08% and 13.79%, respectively. (1)
  Net Interest Margin:
    The Company’s margin was 2.91% in the quarter, including the contribution of prepayment income from loans and securities.
    Excluding prepayment income (i.e., on a non-GAAP basis), the margin would have declined four basis points sequentially. (2)
  Loan Production:
    Loan originations totaled $3.7 billion in 3Q 2016, exceeding the pipeline reported in the Company’s second-quarter earnings release.
    Originations for investment represented $2.3 billion of the 3Q 2016 total, including $1.3 billion of multi-family loans.
  Continued Held-for-Investment (“HFI”) Loan Growth:
    HFI multi-family loans rose $1.1 billion in the nine months ended 9/30/2016 to $27.1 billion.
    Excluding sales of multi-family loan participations totaling $1.1 billion, the portfolio would have grown at an annualized rate of 11.1% during this time.
    Total non-covered HFI loans rose $1.6 billion from the end of December to $37.4 billion at 9/30/2016.
  Exceptional Asset Quality:
    Non-performing non-covered assets represented $56.0 million, or 0.12%, of total non-covered assets at 9/30/2016.
    Non-performing non-covered loans represented $43.4 million, or 0.12%, of total non-covered loans at that date.
  Strong Efficiency:
    The Company’s efficiency ratio was 44.27% in 3Q 2016. (3)
  Solid Capital:
    Stockholders’ equity represented 12.31% of total assets at 9/30/2016.
    Tangible stockholders’ equity represented 7.77% of tangible assets at that date. (1)

WESTBURY, N.Y.--(BUSINESS WIRE)--October 26, 2016--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $125.3 million, or $0.26 per diluted share, for the three months ended September 30, 2016 and $381.7 million, or $0.78 per diluted share, for the nine months ended at that date.

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(1)	“Tangible assets” and “tangible stockholders’ equity” are non-GAAP financial measures. Please see the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	“Adjusted net interest margin” is a non-GAAP financial measure. Please see the discussion and reconciliation of our adjusted net interest margin to our GAAP net interest margin on page 7 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

Commenting on the Company’s third quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “As we near the one-year mark of announcing our plans to merge with Astoria Financial Corporation, we continue to manage our balance sheet to stay below the current threshold for designation as a SIFI bank. At the same time, we continue to focus on the core components of our business model: producing loans for investment, as well as for sale; maintaining our record of high quality assets; and striving to maintain a high level of efficiency.

“Our third-quarter performance was indicative of that focus, as well as our preparations to become a SIFI bank. In an interest rate environment that continues to be a challenge, we generated earnings of $125.3 million, or $0.26 per diluted share.

“Most notable in the quarter was an increase in mortgage banking income, as a linked-quarter and year-over-year rise in income from originations was coupled with an increase in income from servicing. Originations of loans for sale totaled $1.4 billion, the highest volume in six quarters, as residential mortgage loan demand increased.

“While the production of held-for-investment loans declined sequentially and from the year-earlier level, originations totaled $2.3 billion in the quarter, including $1.3 billion of multi-family loans. Absent the sale of multi-family loan participations totaling $1.1 billion, the portfolio would have grown at an annualized rate of 11.1% over the past nine months.

“While growing our loan portfolio, we’ve also maintained the quality of our assets, with non-performing non-covered loans representing 0.12% of total non-covered loans at the end of September, and non-performing non-covered assets representing 0.12% of total non-covered assets at that date.”

Board of Directors Declares $0.17 per Share Dividend Payable on November 18, 2016

“In view of the strength of our earnings and our solid capital position, the Board of Directors last night declared a quarterly cash dividend of $0.17 per share. The dividend will be payable on November 18, 2016 to shareholders of record as of November 7th, and represents a dividend yield of 4.7% based on last night’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $49.5 billion at the end of September, reflecting a $426.9 million increase from the June 30th balance and an $855.2 million reduction from the balance at December 31st. The linked-quarter rise was primarily due to a $549.6 million increase in total loans, net, to $39.7 billion, which was tempered by a $163.8 million decline in securities to $3.8 billion. While loans, net, rose $1.7 billion in the nine months ended September 30, 2016, the increase was exceeded by a $2.4 billion decline in securities, largely reflecting first-quarter calls.

For the four quarters ended September 30, 2016, the Company’s total consolidated assets averaged $49.3 billion, below the current SIFI threshold of $50.0 billion.

Loans

Covered Loans

Covered loans, net, represented $1.8 billion, or 4.4%, of total loans, net, at the end of September, a $264.9 million reduction from the balance at December 31st. The nine-month decline was primarily due to repayments.

Accretion on the covered loan portfolio was $32.8 million in the current third quarter, as compared to $32.9 million and $33.5 million, respectively, in the trailing and year-earlier three months.

Non-Covered Loans Held for Investment

Non-covered loans held for investment rose $560.2 million and $1.6 billion, respectively, to $37.4 billion in the three and nine months ended September 30, 2016. Including third-quarter originations of $2.3 billion, the Company originated $7.2 billion of held-for-investment loans in the current nine-month period, with multi-family loans representing 63.3% of the total and commercial real estate (“CRE”) loans representing 12.5%.

The following table summarizes the Company’s production of loans held for investment for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 and for the nine months ended September 30, 2016 and 2015:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Loans Originated for Investment:
Multi-family	$1,276,358	$1,672,759	$2,179,280	$4,529,904	$6,435,713
Commercial real estate	345,543	465,710	254,041	892,676	1,349,179
One-to-four family	101,365	71,448	2,424	248,020	8,402
Acquisition, development, and construction	17,855	66,849	27,628	123,849	141,879
Total mortgage loans originated for investment	$1,741,121	$2,276,766	$2,463,373	$5,794,449	$7,935,173
Other Loans Originated for Investment:
Specialty finance	$369,308	$341,031	$206,108	$907,551	$733,147
Other commercial and industrial	151,279	129,702	116,338	451,340	280,698
Other	894	1,206	804	3,010	3,666
Total other loans originated for investment	$521,481	$471,939	$323,250	$1,361,901	$1,017,511
Total loans originated for investment	$2,262,602	$2,748,705	$2,786,623	$7,156,350	$8,952,684

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at September 30, 2016, June 30, 2016, and December 31, 2015:

(dollars in thousands)	September 30, 2016		June 30, 2016		December 31, 2015
Multi-Family Loan Portfolio:
Loans outstanding	$27,083,291		$26,767,207		$25,989,100
Percent of total held-for-investment loans	72.5%		72.7%		72.7%
Average principal balance	$5,384		$5,368		$5,307
Weighted average life	2.9	years	2.8	years	2.8	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,767,144		$7,796,568		$7,860,162
Percent of total held-for-investment loans	20.8%		21.2%		22.0%
Average principal balance	$5,600		$5,482		$5,376
Weighted average life	3.3	years	3.3	years	3.2	years

The growth of the multi-family loan portfolio reflected in the preceding table was tempered by sales of loans totaling $206.0 million in the current third quarter and $1.1 billion in the first nine months of this year. Absent the sale of multi-family loans through the end of September, the portfolio would have grown at an annualized rate of 11.1% year-to-date. The modest declines in CRE loans reflected in the table partly reflect third-quarter sales of $107.6 million and sales of $268.5 million over the first nine months of the year.

In addition, the balance of held-for-investment loans at the end of September reflected the following activity:

  One-to-four family loans rose $85.4 million and $214.8 million, respectively, to $331.6 million from the balances recorded at June 30, 2016 and December 31, 2015;
  Acquisition, development, and construction (“ADC”) loans rose $10.8 million and $59.9 million, respectively, to $371.4 million; and
  Total other loans rose $177.4 million and $321.7 million, respectively, to $1.8 billion. The respective increases were primarily due to the growth of the portfolio of specialty finance loans and leases, which rose $140.6 million and $267.7 million, respectively, to $1.2 billion in the three and nine months ended September 30, 2016. Other commercial and industrial (“C&I”) loans totaled $630.9 million at the end of September, reflecting a three-month rise of $38.3 million and a $60.8 million increase from the year-end amount. Included in C&I loans at the end of September were New York City taxi medallion loans of $154.0 million, representing 0.41% of total held-for-investment loans.

Non-Covered Loans Held for Sale

Reflecting an increase in residential mortgage loan demand, the Company originated $1.4 billion of loans held for sale in the current third quarter, exceeding the trailing-quarter volume by $126.1 million and the year-earlier third-quarter volume by $442.5 million. Notwithstanding these sequential and year-over-year increases, the volume of loans held for sale produced in the current nine-month period fell $268.3 million to $3.6 billion from the volume produced in the year-earlier nine months.

Non-covered loans held for sale totaled $701.4 million at the end of September, $91.5 million higher than the balance at the end of the second quarter and $334.2 million higher than the balance at December 31st. In the three months ended September 30, 2016, the average balance of loans held for sale was $617.5 million, as compared to $492.1 million and $389.7 million, respectively, in the three months ended June 30, 2016 and September 30, 2015.

Pipeline

The Company has approximately $2.5 billion of loans in its current pipeline, including loans held for investment of approximately $1.6 billion and one-to-four family loans held for sale of approximately $900 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered other real estate owned ("OREO").

The quality of the Company’s assets was reflected in the September 30, 2016 balances of non-performing non-covered assets and loans, as compared to the respective balances at June 30, 2016 and December 31, 2015.

Non-performing non-covered assets represented $56.0 million or 0.12%, of total non-covered assets at the end of September, down $2.7 million from the June 30th balance and $4.9 million from the balance at December 31, 2015. Non-performing non-covered loans represented $43.4 million, or 0.12%, of total non-covered loans at the end of the current third quarter, reflecting respective declines of $2.5 million and $3.4 million over the corresponding periods. The remainder of the linked-quarter decline in non-performing non-covered assets was attributable to a $206,000 decrease in non-covered OREO to $12.6 million; over the nine-month period, the balance of non-covered OREO declined by $1.5 million.

The following table presents the Company’s non-performing non-covered loans and assets at September 30, 2016, June 30, 2016, and December 31, 2015:

(in thousands)	September 30, 2016	June 30, 2016	December 31, 2015
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$10,769	$13,771	$13,904
Commercial real estate	10,628	11,811	14,920
One-to-four family	9,790	9,952	12,259
Acquisition, development, and construction	--	--	27
Total non-accrual non-covered mortgage loans	$31,187	$35,534	$41,110
Other non-accrual non-covered loans	12,214	10,369	5,715
Total non-performing non-covered loans	$43,401	$45,903	$46,825
Non-covered other real estate owned	12,608	12,814	14,065
Total non-performing non-covered assets	$56,009	$58,717	$60,890

As indicated in the preceding table, the balance of non-accrual non-covered mortgage loans fell $9.9 million from the balance at the end of December to $31.2 million at September 30, 2016. The benefit of this reduction was largely offset by a $6.5 million increase in other non-accrual non-covered loans to $12.2 million during the same time. The latter increase was primarily due to the transition to non-performing status of $7.4 million of New York City taxi medallion loans over the past nine months.

The following table presents the Company's asset quality measures at September 30, 2016, June 30, 2016, and December 31, 2015:

	September 30, 2016	June 30, 2016	December 31, 2015
Non-performing non-covered loans to total non-covered loans	0.12%	0.12%	0.13%
Non-performing non-covered assets to total non-covered assets	0.12	0.12	0.13
Allowance for losses on non-covered loans to non-performing non-covered loans (1)	352.43	329.67	310.08
Allowance for losses on non-covered loans to total non-covered loans (1)	0.41	0.41	0.41
(1)	Excludes the allowance for losses on PCI loans.

The following table summarizes the Company’s net (recoveries) charge-offs for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 and for the nine months ended September 30, 2016 and 2015:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands)	2016	2016	2015	2016	2015
Charge-offs:
Multi-family	$--	$--	$13	$--	$86
Commercial real estate	--	--	8	--	273
One-to-four family	17	107	259	170	576
Acquisition, development, and construction	--	--	--	--	--
Other	57	950	13	1,155	388
Total charge-offs	$74	$1,057	$293	$1,325	$1,323
Recoveries:
Multi-family	$(78)	$--	$(2,354)	$(78)	$(3,723)
Commercial real estate	(33)	(35)	(154)	(780)	(325)
One-to-four family	--	(226)	(49)	(226)	(49)
Acquisition, development, and construction	--	--	--	(167)	(100)
Other	(375)	(333)	(2,945)	(956)	(4,152)
Total recoveries	$(486)	$(594)	$(5,502)	$(2,207)	$(8,349)
Net (recoveries) charge-offs	$(412)	$463	$(5,209)	$(882)	$(7,026)
Net (recoveries) charge-offs to average loans (1)	(0.00)%	0.00%	(0.01)%	(0.00)%	(0.02)%
(1)	Non-annualized

The following table presents the Company’s non-covered loans 30 to 89 days past due at September 30, 2016, June 30, 2016, and December 31, 2015:

(in thousands)	September 30, 2016	June 30, 2016	December 31, 2015
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$2,948	$2,253	$4,818
Commercial real estate	--	--	178
One-to-four family	1,495	574	1,117
Acquisition, development, and construction	6,200	--	--
Other	15,929	2,005	492
Total non-covered loans 30 to 89 days past due	$26,572	$4,832	$6,605

The three- and nine-month increases in total non-covered loans 30 to 89 days past due reflected in the preceding table were primarily attributable to a single construction loan of $6.2 million, and New York City taxi medallion loans totaling $15.7 million.

Securities

Securities represented $3.8 billion, or 7.7%, of total assets at the end of September, a $163.8 million decrease from the June 30th balance and a $2.4 billion reduction from the balance at December 31st. The bulk of the nine-month decline occurred in the first quarter, when a decline in market interest rates triggered a high volume of securities calls.

Funding Sources

Deposits totaled $29.1 billion at the end of this September, a $256.6 million increase from the June 30th balance and a $712.8 million increase from the balance at year-end 2015. The nine-month increase was primarily driven by a $424.9 million rise in non-interest-bearing accounts to $2.9 billion and a $265.6 million rise in NOW and money market accounts to $13.3 billion. While the balance of certificates of deposit (“CDs”) rose $2.1 billion during this time to $7.4 billion, the benefit was largely offset by a $2.0 billion reduction in savings accounts to $5.5 billion.

While borrowed funds rose modestly quarter-over-quarter, the balance recorded at the end of September was $1.7 billion lower than the balance at year-end. Specifically, borrowed funds totaled $14.0 billion at the end of the third quarter and represented 28.3% of total assets; the December 31st balance represented 31.3% of total assets by comparison.

Stockholders’ Equity

In the nine months ended September 30, 2016, stockholders’ equity rose $155.8 million to $6.1 billion, representing 12.31% of total assets and a book value per share of $12.50. At December 31, 2015, stockholders’ equity totaled $5.9 billion, representing 11.79% of total assets and a book value per share of $12.24.

Excluding goodwill of $2.4 billion and core deposit intangibles (“CDI”) of $605,000 from the respective balances of stockholders’ equity and total assets, tangible stockholders’ equity rose $157.8 million in the first nine months of the year to $3.7 billion, representing 7.77% of tangible assets and a tangible book value per share of $7.50 at September 30, 2016. Excluding goodwill of $2.4 billion and CDI of $2.6 million, tangible stockholders’ equity totaled $3.5 billion at the end of December, representing 7.30% of tangible assets and a tangible book value per share of $7.21.(1)

In addition, the regulatory capital ratios for the Company and its subsidiary banks continued to exceed the regulatory requirements for “well capitalized” classification, as indicated in the table located on the last page of this release.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016

The Company generated GAAP earnings of $125.3 million in the current third quarter, as compared to $126.5 million and $114.7 million, respectively, in the trailing and year-earlier three months. All three quarter’s earnings were equivalent to $0.26 per diluted share.

The number of shares used in the computation of diluted earnings per share in the current third and trailing quarters reflects the issuance of 40,625,000 shares in the fourth quarter of 2015 in connection with the strategic debt repositioning and the merger with Astoria Financial Corporation (NYSE:AF) announced on October 29, 2015.

Net Interest Income

Net interest income totaled $318.4 million in the current third quarter, reflecting a sequential decrease of $7.2 million and a year-over-year increase of $39.0 million. The linked-quarter decline was the net effect of a $3.5 million drop in interest income and a $3.6 million increase in interest expense. In contrast, the year-over-year increase was largely due to a $39.5 million reduction in interest expense, as the benefit of the debt repositioning that took place in last year’s fourth quarter resulted in a lower cost of borrowed funds.

The linked-quarter decline in net interest income reflects the following factors:

  Interest income fell $3.5 million sequentially to $416.1 million as the impact of a six-basis point drop in the average yield, to 3.80%, on interest-earning assets exceeded the benefit of a $299.2 million rise in the average balance of interest-earning assets to $43.8 billion.
  While the average yield on securities rose seven basis points sequentially to 4.33% in the current third quarter, the average yield on loans declined eight basis points to 3.74% during this time. The latter decline was partly due to a drop in prepayment income, which contributed 14 basis points to the average yield on loans in the current third quarter as compared to 19 basis points in the trailing three months. The impact of the decline in the average yield on loans was somewhat tempered by a $483.4 million rise in the average balance to $39.3 billion, while the rise in the average yield on securities and money market investments was somewhat tempered by a $184.2 million decline in the average balance, reflecting the aforementioned rise in securities calls.
  Interest expense rose $3.6 million sequentially to $97.7 million as the impact of a $456.7 million rise in average interest-bearing liabilities was coupled with a one-basis point rise in the average cost of funds to 0.97%. While the rise in the average balance was largely attributable to a $415.8 million increase in average borrowed funds to $13.8 billion, the rise in the average cost was primarily due to a two-basis point increase in the average cost of interest-bearing deposits to 0.66%. The average cost of borrowed funds fell three basis points quarter-over-quarter, while the average balance of interest-bearing deposits rose $40.9 million to $26.2 billion.

In contrast, the year-over-year increase in net interest income reflects the following factors:

  The interest income recorded in the current third quarter was fairly consistent with the interest income recorded in the year-earlier three months, as both the average balance of, and average yield on, interest-earning assets held steady year-over-year.
  While the average balance of loans rose $2.9 billion year-over-year, reflecting the solid volume of loan originations, the average balance of securities and money market investments fell $2.9 billion during such time. The latter decline was attributable to the significant volume of securities calls that occurred, largely in the first quarter, in connection with the decrease in market interest rates. Reflecting such calls, the average yield on securities rose 114 basis points from the year-earlier measure, with the contribution of prepayment income rising to 80 basis points from seven basis points. The consistency of the average yield on interest-earning assets was the net effect of the rise in the average yield on securities and money market investments and a 19-basis point decline in the average yield on loans. Prepayment income contributed 26 basis points to the average yield on loans in the year-earlier third quarter, exceeding the current third-quarter contribution by 12 basis points.

  The $39.5 million decline in interest expense from the year-earlier level was driven by a $43.2 million decline in interest expense on borrowed funds. Reflecting the significant benefit of the debt repositioning previously mentioned, the average cost of borrowed funds fell 110 basis points to 1.55% in the current third quarter, while the average balance of such funds fell $719.9 million. The benefit of these declines more than offset the impact of a $393.6 million increase in the average balance of interest-bearing deposits to $26.2 billion, which was accompanied by a five-basis point rise in the average cost to 0.66%.

Net Interest Margin

The direction of the Company’s net interest margin mirrored that of its net interest income in the three months ended September 30, 2016. At 2.91%, the margin was eight basis points narrower than the trailing-quarter measure and 35 basis points wider than the margin in the third quarter of last year.

While the linked-quarter decline was largely attributable to the drop in the average yield on interest-earning assets and the higher average cost of interest-bearing deposits, the year-over-year increase primarily reflects the benefit of the strategic debt repositioning and the resultant decline in the average cost of borrowed funds. In addition, prepayment income contributed 20 basis points to the margin in the current third quarter, as compared to 24 basis points and 22 basis points, respectively, in the trailing and year-earlier three months.

The following table summarizes the contribution of prepayment income from loans and securities to the Company’s interest income and net interest margin in the three months ended September 30, 2016, June 30, 2016, and September 30, 2015:

(in thousands)	September 30, 2016		June 30, 2016		September 30, 2015
Total interest income	$416,096		$419,615		$416,550

Prepayment income:
From loans	$13,422		$18,192		$23,076
From securities	8,947		8,052		1,409
Total prepayment income	$22,369		$26,244		$24,485

Net interest margin (including the contribution of prepayment income)	2.91%		2.99%		2.56%
Less:
Contribution of prepayment income to net interest margin:
From loans	12	bps	16	bps	21	bps
From securities	8		8		1
Total contribution of prepayment income to net interest margin	20	bps	24	bps	22	bps

Adjusted net interest margin (i.e., excluding the contribution of prepayment income)	2.71%		2.75%		2.34%

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates. Identifying and excluding the contribution of prepayment income to our net interest income and margin, and reporting our “adjusted net interest margin,” enables us to provide investors with a better understanding of that contribution.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

Provision for (Recovery of) Loan Losses

Provision for (Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the non-covered loan loss allowance, the Company recorded provisions for non-covered loan losses of $1.2 million and $2.7 million in the three months ended September 30, 2016 and June 30, 2016, respectively. By comparison, the Company recovered $512,000 from the non-covered loan loss allowance in the third quarter of 2015.

Recovery of Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $1.3 million, $1.8 million, and $8.5 million from the allowance for covered loan losses in the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

The recoveries recorded in the respective quarters were largely offset by FDIC indemnification expense of $1.0 million, $1.5 million, and $6.8 million recorded in “Non-interest income” as further discussed below.

Non-Interest Income

Non-interest income rose $3.2 million sequentially and $3.0 million year-over-year to $40.6 million in the three months ended September 30, 2016. The respective increases were driven by mortgage banking income, which rose $6.0 million and $5.5 million, respectively, to $12.9 million from the levels recorded in the trailing and year-earlier three months.

The following table summarizes our mortgage banking income for the periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands)	2016	2016	2015	2016	2015
Mortgage Banking Income:
Income from originations	$10,884	$10,194	$7,524	$34,691	$33,599
Servicing income (loss)	2,041	(3,237)	(50)	(10,671)	8,249
Total mortgage banking income	$12,925	$6,957	$7,474	$24,020	$41,848

As reflected in the preceding table, income from originations accounted for $10.9 million of mortgage banking income in the current third quarter, while servicing income accounted for the remaining $2.0 million. In the trailing and year-earlier quarters, income from originations was tempered by servicing losses as the effectiveness of hedging was adversely impacted by the volatility of mortgage interest rates.

In addition to the increase in mortgage banking income, the linked-quarter rise in non-interest income reflects modest gains in fee income and BOLI income, together with a modest reduction in FDIC indemnification expense. These contributing factors were nonetheless offset by a $2.4 million decline in the gain on sales of loans to $3.5 million and a $1.9 million decrease in other non-interest income to $9.3 million.

While mortgage banking income contributed substantially to the year-over-year rise in non-interest income, so too did a $5.8 million reduction in FDIC indemnification expense. The combined benefit of this decline and the rise in mortgage banking income was largely tempered by the combination of a $3.5 million reduction in the gain on sales of loans from the year-earlier level and by a $4.6 million decline in other non-interest income from the year-earlier amount.

Non-Interest Expense

Non-interest expense totaled $161.7 million in the current third quarter, modestly higher than the trailing-quarter level and $14.4 million higher than the year-earlier amount. Operating expenses accounted for $158.9 million of the current third-quarter total, consistent with the level recorded in the second quarter of this year. While compensation and benefits expense and occupancy and equipment expense rose modestly quarter-over-quarter, the combined increase was exceeded by a $1.0 million decline in general and administrative (“G&A”) expense.

Year-over-year, operating expenses were up $12.9 million in the current third quarter, largely reflecting a $12.6 million rise in G&A expense that was primarily attributable to an increase in FDIC deposit insurance premiums and a rise in professional service fees. While compensation and benefits expense rose $1.9 million year-over-year, to $86.1 million, the impact of said increase was largely offset by a $1.6 million decline in occupancy and equipment expense to $24.3 million. Compensation and benefits expense rose year-over-year as the Company continued to expand certain back-office departments in connection with the expectation of becoming a SIFI bank.

Also included in non-interest expense in the current third quarter were merger-related expenses of $2.2 million in connection with the Company’s proposed merger with Astoria Financial Corporation. In the trailing quarter, merger-related expenses amounted to $1.3 million. There were no comparable expenses in the year-earlier three months.

Income Tax Expense

Income tax expense totaled $72.1 million in the current third quarter, $2.6 million lower than the trailing-quarter level and $8.1 million higher than the year-earlier amount. The linked-quarter decline was attributable to a $3.7 million drop in pre-tax income to $197.4 million and a decline in the effective tax rate to 36.52% from 37.13%. The year-over-year rise in income tax expense was attributable to an $18.7 million increase in pre-tax income to $197.4 million and an increase in the effective tax rate from 35.83%.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $49.5 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $29.1 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, October 26, 2016, at 8:30 a.m. (Eastern Daylight Time) to discuss its third quarter 2016 earnings and strategies. The conference call may be accessed by dialing (877) 407‐8293 (for domestic calls) or (201) 689‐8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 30, 2016 and may be accessed by calling (877) 660‐6853 (domestic) or (201) 612‐7415 (international) and providing the following conference ID: 13646155. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 23, 2016.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters, including the proposed merger with Astoria Financial; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose, including regulatory approval of the proposed Astoria Financial merger; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2015 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	September 30,	December 31,
	2016	2015
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$771,782	$537,674
Securities:
Available-for-sale	161,145	204,255
Held-to-maturity	3,651,925	5,969,390
Total securities	3,813,070	6,173,645
Loans held for sale	701,398	367,221
Non-covered mortgage loans held for investment:
Multi-family	27,083,291	25,989,100
Commercial real estate	7,767,144	7,860,162
Acquisition, development, and construction	371,409	311,479
One-to-four family	331,617	116,841
Total non-covered mortgage loans held for investment	35,553,461	34,277,582
Other non-covered loans:
Other commercial and industrial	1,781,549	1,453,039
Other loans	25,730	32,583
Total non-covered other loans held for investment	1,807,279	1,485,622
Total non-covered loans held for investment	37,360,740	35,763,204
Less: Allowance for losses on non-covered loans	(154,705)	(147,124)
Non-covered loans held for investment, net	37,206,035	35,616,080
Covered loans	1,789,164	2,060,089
Less: Allowance for losses on covered loans	(25,360)	(31,395)
Covered loans, net	1,763,804	2,028,694
Total loans, net	39,671,237	38,011,995
Federal Home Loan Bank stock, at cost	586,355	663,971
Premises and equipment, net	367,369	322,307
FDIC loss share receivable	263,639	314,915
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	605	2,599
Other assets (includes $17,727 and $25,817, respectively, of other real estate owned covered by loss sharing agreements)	1,552,432	1,854,559
Total assets	$49,462,620	$50,317,796

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$13,334,653	$13,069,019
Savings accounts	5,492,594	7,541,566
Certificates of deposit	7,383,730	5,312,487
Non-interest-bearing accounts	2,928,622	2,503,686
Total deposits	29,139,599	28,426,758
Borrowed funds:
Wholesale borrowings	13,643,000	15,389,800
Junior subordinated debentures	358,809	358,605
Total borrowed funds	14,001,809	15,748,405
Other liabilities	230,700	207,937
Total liabilities	43,372,108	44,383,100
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (900,000,000 shares authorized; 487,067,889 and 484,968,024 shares issued; and 487,066,151 and 484,943,308 shares outstanding, respectively)	4,871	4,850
Paid-in capital in excess of par	6,039,508	6,023,882
Retained earnings (accumulated deficit)	97,431	(36,568)
Treasury stock, at cost (1,738 and 24,716 shares, respectively)	(25)	(447)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	4,715	3,031
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,261)	(5,318)
Pension and post-retirement obligations, net of tax	(50,727)	(54,734)
Total accumulated other comprehensive loss, net of tax	(51,273)	(57,021)
Total stockholders’ equity	6,090,512	5,934,696
Total liabilities and stockholders’ equity	$49,462,620	$50,317,796

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2016	2016	2015	2016	2015
Interest Income:
Mortgage and other loans	$367,932	$370,482	$357,916	$1,099,137	$1,080,419
Securities and money market investments	48,164	49,133	58,634	160,384	186,664
Total interest income	416,096	419,615	416,550	1,259,521	1,267,083

Interest Expense:
NOW and money market accounts	15,866	15,286	11,770	45,771	34,549
Savings accounts	7,439	7,354	12,739	25,001	37,997
Certificates of deposit	20,501	18,738	15,539	55,129	48,384
Borrowed funds	53,867	52,664	97,090	161,758	288,876
Total interest expense	97,673	94,042	137,138	287,659	409,806
Net interest income	318,423	325,573	279,412	971,862	857,277
Provision for (recovery of) losses on non-covered loans	1,234	2,744	(512)	6,699	(3,254)
Recovery of losses on covered loans	(1,289)	(1,849)	(8,516)	(6,035)	(5,433)
Net interest income after provision for (recovery of) loan losses	318,478	324,678	288,440	971,198	865,964

Non-Interest Income:
Mortgage banking income	12,925	6,957	7,474	24,020	41,848
Fee income	8,640	7,917	8,765	24,480	25,937
Bank-owned life insurance	7,029	6,843	7,117	23,208	20,595
Net gain on sales of loans	3,465	5,878	7,013	15,118	21,716
Net gain on sales of securities	237	13	140	413	943
FDIC indemnification expense	(1,031)	(1,479)	(6,813)	(4,828)	(4,347)
Other income	9,330	11,237	13,891	30,787	45,030
Total non-interest income	40,595	37,366	37,587	113,198	151,722

Non-Interest Expense:
Operating expenses:
Compensation and benefits	86,079	85,847	84,177	261,230	254,453
Occupancy and equipment	24,347	23,675	25,976	73,837	77,216
General and administrative	48,506	49,533	35,875	139,309	120,196
Total operating expenses	158,932	159,055	146,028	474,376	451,865
Amortization of core deposit intangibles	542	606	1,280	1,994	4,209
Merger-related expenses	2,211	1,250	--	4,674	--
Total non-interest expense	161,685	160,911	147,308	481,044	456,074
Income before income taxes	197,388	201,133	178,719	603,352	561,612
Income tax expense	72,089	74,673	64,031	221,684	203,961
Net Income	$125,299	$126,460	$114,688	$381,668	$357,651

Basic earnings per share	$0.26	$0.26	$0.26	$0.78	$0.80
Diluted earnings per share	$0.26	$0.26	$0.26	$0.78	$0.80

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and the related measures are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

3.	Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our stockholders’ equity and tangible stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 and the nine months ended September 30, 2016 and 2015:

	At or for the Three Months Ended			At or for the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands)	2016	2016	2015	2016	2015
Total Stockholders’ Equity	$6,090,512	$6,039,112	$5,826,837	$6,090,512	$5,826,837
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(605)	(1,146)	(3,734)	(605)	(3,734)
Tangible stockholders’ equity	$3,653,776	$3,601,835	$3,386,972	$3,653,776	$3,386,972

Total Assets	$49,462,620	$49,035,747	$49,045,482	$49,462,620	$49,045,482
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(605)	(1,146)	(3,734)	(605)	(3,734)
Tangible assets	$47,025,884	$46,598,470	$46,605,617	$47,025,884	$46,605,617

Average Stockholders’ Equity	$6,081,003	$6,029,168	$5,822,699	$6,028,044	$5,811,673
Less: Average goodwill and core deposit intangibles	(2,437,092)	(2,437,655)	(2,440,708)	(2,437,726)	(2,442,071)
Average tangible stockholders’ equity	$3,643,911	$3,591,513	$3,381,991	$3,590,318	$3,369,602

Average Assets	$49,159,171	$48,699,341	$48,970,353	$49,269,748	$48,690,435
Less: Average goodwill and core deposit intangibles	(2,437,092)	(2,437,655)	(2,440,708)	(2,437,726)	(2,442,071)
Average tangible assets	$46,722,079	$46,261,686	$46,529,645	$46,832,022	$46,248,364

Net Income (1)	$125,299	$126,460	$114,688	$381,668	$357,651
Add back: Amortization of core deposit intangibles, net of tax	325	364	768	1,196	2,525
Adjusted net income (2)	$125,624	$126,824	$115,456	$382,864	$360,176

GAAP MEASURES:
Return on average assets	1.02%	1.04%	0.94%	1.03%	0.98%
Return on average stockholders’ equity	8.24	8.39	7.88	8.44	8.21
Book value per share	$12.50	$12.40	$13.11	$12.50	$13.11
Stockholders’ equity to total assets	12.31%	12.32%	11.88%	12.31%	11.88%
Non-GAAP MEASURES:
Return on average tangible assets	1.08%	1.10%	0.99%	1.09%	1.04%
Return on average tangible stockholders’ equity	13.79	14.12	13.66	14.22	14.25
Tangible book value per share	$7.50	$7.40	$7.62	$7.50	$7.62
Tangible stockholders’ equity to tangible assets	7.77%	7.73%	7.27%	7.77%	7.27%

(1)	To calculate our returns on average assets and average stockholders’ equity for a period, we divide the net income generated during that period by the average assets and the average stockholders’ equity recorded during that time.
(2)	To calculate our returns on average tangible assets and average tangible stockholders’ equity for a period, we adjust the net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by the average tangible assets and the average tangible stockholders’ equity recorded during that time.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

For the Three Months Ended
September 30, 2016	June 30, 2016	September 30, 2015
Average	Average	Average
Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,337,380	$367,932	3.74%	$38,853,991	$370,482	3.82%	$36,435,984	$357,916	3.93%
Securities and money market investments	4,435,332	48,164	4.33	4,619,569	49,133	4.26	7,325,746	58,634	3.19
Total interest-earning assets	43,772,712	416,096	3.80	43,473,560	419,615	3.86	43,761,730	416,550	3.80
Non-interest-earning assets	5,386,459	5,225,781	5,208,623
Total assets	$49,159,171	$48,699,341	$48,970,353
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,356,174	$15,866	0.47%	$13,406,017	$15,286	0.46%	$12,728,206	$11,770	0.37%
Savings accounts	5,629,135	7,439	0.53	5,849,980	7,354	0.51	7,446,936	12,739	0.68
Certificates of deposit	7,245,325	20,501	1.13	6,933,766	18,738	1.09	5,661,888	15,539	1.09
Total interest-bearing deposits	26,230,634	43,806	0.66	26,189,763	41,378	0.64	25,837,030	40,048	0.61
Borrowed funds	13,802,662	53,867	1.55	13,386,815	52,664	1.58	14,522,556	97,090	2.65
Total interest-bearing liabilities	40,033,296	97,673	0.97	39,576,578	94,042	0.96	40,359,586	137,138	1.35
Non-interest-bearing deposits	2,832,569	2,971,058	2,576,350
Other liabilities	212,303	122,537	211,718
Total liabilities	43,078,168	42,670,173	43,147,654
Stockholders’ equity	6,081,003	6,029,168	5,822,699
Total liabilities and stockholders’ equity	$49,159,171	$48,699,341	$48,970,353
Net interest income/interest rate spread	$318,423	2.83%	$325,573	2.90%	$279,412	2.45%
Net interest margin	2.91%	2.99%	2.56%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.10	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

For the Nine Months Ended September 30,
2016	2015
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,878,111	$1,099,137	3.77%	$36,041,137	$1,080,419	4.00%
Securities and money market investments	5,074,666	160,384	4.22	7,415,772	186,664	3.36
Total interest-earning assets	43,952,777	1,259,521	3.82	43,456,909	1,267,083	3.89
Non-interest-earning assets	5,316,971	5,233,526
Total assets	$49,269,748	$48,690,435
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,349,201	$45,771	0.46%	$12,587,941	$34,549	0.37%
Savings accounts	6,112,342	25,001	0.55	7,535,136	37,997	0.67
Certificates of deposit	6,700,188	55,129	1.10	5,813,625	48,384	1.11
Total interest-bearing deposits	26,161,731	125,901	0.64	25,936,702	120,930	0.62
Borrowed funds	14,083,459	161,758	1.53	14,094,665	288,876	2.74
Total interest-bearing liabilities	40,245,190	287,659	0.95	40,031,367	409,806	1.37
Non-interest-bearing deposits	2,817,043	2,633,214
Other liabilities	179,471	214,181
Total liabilities	43,241,704	42,878,762
Stockholders’ equity	6,028,044	5,811,673
Total liabilities and stockholders’ equity	$49,269,748	$48,690,435
Net interest income/interest rate spread	$971,862	2.87%	$857,277	2.52%
Net interest margin	2.95%	2.63%
Ratio of interest-earning assets to interest-bearing liabilities	1.09	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands except share and per share data)	2016	2016	2015	2016	2015
PROFITABILITY MEASURES:
Net income	$125,299	$126,460	$114,688	$381,668	$357,651
Basic earnings per share	0.26	0.26	0.26	0.78	0.80
Diluted earnings per share	0.26	0.26	0.26	0.78	0.80
Return on average assets	1.02%	1.04%	0.94%	1.03%	0.98%
Return on average tangible assets (1)	1.08	1.10	0.99	1.09	1.04
Return on average stockholders’ equity	8.24	8.39	7.88	8.44	8.21
Return on average tangible stockholders’ equity (1)	13.79	14.12	13.66	14.22	14.25
Efficiency ratio (2)	44.27	43.82	46.07	43.72	44.78
Operating expenses to average assets	1.29	1.31	1.19	1.28	1.24
Interest rate spread	2.83	2.90	2.45	2.87	2.52
Net interest margin	2.91	2.99	2.56	2.95	2.63
Effective tax rate	36.52	37.13	35.83	36.74	36.32
Shares used for basic EPS computation	485,352,998	485,303,073	442,707,699	485,087,197	442,475,699
Shares used for diluted EPS computation	485,352,998	485,303,073	442,707,699	485,087,197	442,475,699
Shares outstanding at the respective period-ends	487,066,151	487,009,706	444,319,494	487,066,151	444,319,494

(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
CAPITAL MEASURES:
Book value per share	$12.50	$12.40	$13.11
Tangible book value per share (1)	7.50	7.40	7.62
Stockholders’ equity to total assets	12.31%	12.32%	11.88%
Tangible stockholders’ equity to tangible assets (1)	7.77	7.73	7.27

(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	10.25%	10.12%	10.68%
Tier 1 risk-based capital ratio	10.25	10.12	10.95
Total risk-based capital ratio	11.72	11.59	12.33
Leverage capital ratio	7.95	7.92	7.61
New York Community Bank
Common equity tier 1 ratio	10.83%	10.58%	11.22%
Tier 1 risk-based capital ratio	10.83	10.58	11.22
Total risk-based capital ratio	11.31	11.08	11.79
Leverage capital ratio	8.43	8.32	7.80
New York Commercial Bank
Common equity tier 1 ratio	13.31%	14.30%	13.31%
Tier 1 risk-based capital ratio	13.31	14.30	13.31
Total risk-based capital ratio	14.19	14.99	13.89
Leverage capital ratio	10.26	11.13	9.66

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
For New York Community Bancorp
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032